EXHIBIT 99.1

ASP Isotopes Issues Letter to Shareholders.

Washington, D.C., May 29, 2025 (GLOBE NEWSWIRE) -- ASP Isotopes Inc. (NASDAQ: ASPI) ("ASP Isotopes” or the “Company”), an advanced materials company dedicated to the development of technology and processes for the production of isotopes for use in multiple industries, today released the following letter to shareholders from its Chairman and CEO, Paul Mann.

Dear Fellow Shareholder,

During the past six months we have experienced a period of extraordinary technical achievement, corporate development and geopolitical shift. ASP Isotopes is positioned to be a beneficiary of tomorrow’s megatrends in next-generation nuclear energy, nuclear medicine and next-generation industrial processes. We now have three facilities capable of producing products for our customers and a program of expansion underway. We have signed definitive agreements with one of the world’s leading SMR companies, TerraPower, and announced the agreement to acquire of one of the world’s most strategically significant helium deposits.

Our company has been the subject of discussions between the South African and US governments, and we welcome the signing by President Trump of executive orders aimed at revitalizing and accelerating the growth of nuclear energy in the United States, including an executive order directing the wholesale reform of the Nuclear Regulatory Commission.

•	In February, the Company announced that it has commenced commercial production of Enriched Carbon-14 at its First Aerodynamic Separation Process (ASP) Enrichment Facility.
•	In March, the Company announced that it had commenced production of Enriched Silicon-28 at its Second ASP Enrichment Facility.
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In April, the Company completed the commissioning of its first Quantum Enrichment facility, for Ytterbium-176, ahead of schedule and under budget. This facility is currently producing commercial samples of Ytterbium-176 for potential customers and expects to move into full production in 2H25.

•	In May, the Company announced a proposed secondary listing on the Johannesburg Stock Exchange.

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On May 19, the Company announced that it has entered into a number of definitive agreements with TerraPower, including a loan agreement to partially finance the construction of a proposed new HALEU production facility in South Africa. Other agreements included short- and long-term HALEU supply agreements.

•	The Company also announced that TerraPower and ASP Isotopes have agreed to explore opportunities to work together to develop uranium enrichment production facilities within the United States.
•	On May 20, the Company announced an agreement relating to the potential acquisition of Renergen Limited with the intention of creating a global critical materials company.
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On May 22, it was revealed that the South African delegation that attended the White House meeting had discussed US/SA partnerships involving critical materials, and in a subsequent press conference specifically mentioned the ASP Isotopes/Renergen transaction as one of such strategic partnerships.

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On May 23, President Trump signed an Executive Order directing the reform of the Nuclear Regulatory Commission in order to, amongst other things, decrease regulatory barriers and support its domestic nuclear industry.

•	The Company announced changes to the Boards of ASP Isotopes and Quantum Leap Energy.
•	The Company released its Quarterly Report for the quarter ended March 31, 2025 – link to full report below.
•	The Company has reconfirmed its intention to Spin Out its Quantum Leap Energy subsidiary (“QLE”) in 2H25.
•	So far in 2025, the Company hosted over 30 investors and corporate clients to its facilities in South Africa. The Company looks forward to hosting another Investor Access Event in June 2025.

Both ASP Enrichment Facilities are now in production.

During the last 40 months, the Company has brought from construction into production two Aerodynamic Separation Process (ASP) enrichment facilities in Pretoria, South Africa. The first is enriching Carbon-14 and the second, a multi-isotope facility, is currently enriching Silicon-28. The Company has entered into commercial contracts with customers for finished product from both facilities.

Carbon-14: Carbon-14 is used as a tracer during the development of new pharmaceuticals and agrochemicals and the entire world’s supply is currently sourced from Russia. In June 2023, the Company entered into a multi-year Carbon-14 take-or-pay contract with a minimum revenue commitment of $2.5 million per annum. In late 2023, RC-14, which is our North American commercial partner, commenced the processing of the feedstock to produce enriched Carbon-14.  Whilst our partner, RC-14, has produced the first batches of feedstock, they have experienced a 6-12 month delay in shipping this feedstock to South Africa.  The first batch of feedstock arrived at our facility in January 2025 and we started processing this feedstock.  We are still awaiting the final batch of feedstock which should allow for the first shipment of enriched Carbon-14 during 3Q 2025.

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Silicon-28: Naturally occurring silicon has three isotopes: Si-28, -29 and -30. The presence of Si-29 isotope has a negative impact on the performance of silicon in semiconductor applications. Our enrichment process allows for the removal of Si-29, and production of highly enriched Silicon-28, which can conduct heat 150% more efficiently(1) than natural silicon. This will potentially allow for computer chips to become smaller, faster, cooler and more energy efficient. Highly-enriched Silicon-28 (28Si) (i.e. enriched to 99.995% in the 28 isotope) is expected to be used in the next-generation of semiconductors which will enable technologies such as quantum computing and artificial intelligence(2). One of the most exciting bulk applications, thanks for the enhanced thermal conductivity of Silicon-28 over natural silicon, is the potential for solar panels able to dissipate heat faster, potentially enhancing the lifespan and increasing overall efficiency.

Our Silicon-28 enrichment facility, located at Koedoespoort, Pretoria, is approximately 40 times the size of the Carbon-14 enrichment facility (measured on a SWU basis). This highly advanced facility utilizes a state-of-the art compression system, as well as proprietary analytical and control systems.  During 2024, the Company signed two agreements for the supply of Silicon-28. One of these agreements is with a leading semiconductor company and the other with a leading industrial gas company that has a significant presence in the supply of electronic gases and chemicals. The Company is currently in discussions with multiple potential customers and expects to sign additional supply agreements during the next six months.

Moore's law is the observation that the number of transistors in an integrated circuit (IC) doubles about every two years and the development of semiconductors has largely followed this development quotient for the last 50+ years. In recent years, many industry experts have commented that we are no longer in the “Golden-era of Moore’s Law” and that the physical limits to transistor scaling have been reached with existing materials and technologies. It is widely believed that isotopically pure materials will enable next generation semiconductors and we are exploring methods to create isotopically pure germane, barium and ytterbium for customers to use in next generation semiconductors.  We believe that we are the only company globally with the ability to enrich such materials and we look forward to presenting more information on these materials in due course.

The commissioning phase of our first Quantum Enrichment Facility is now complete and has started production of Commercial Samples of Yterrbium-176

During September 2024, the Company completed the construction of its first Quantum Enrichment Facility for Ytterbium-176 in Pretoria, South Africa. Construction of the Ytterbium-176 plant was originally planned to conclude during mid-2025; however, the team accelerated its construction timeline by approximately nine months. During October 2024, the Company produced the first semi-finished material of enriched Ytterbium-176. The Company believes that this proprietary technology is not only more efficient and scalable than other enrichment technologies, but also has considerable advantages with respect to capital efficiency and industrial pollution.

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The Company expects to be able to offer Ytterbium-176, enriched to 99.75%, at competitive prices and terms compared to other suppliers, with greater reliability and a significantly improved environmental footprint.

Ytterbium-176 (176Yb) is a key stable isotope used in the production of Lutetium-177 (177Lu). Lutetium-177 is an emerging beta emitting radiopharmaceutical used in oncology drugs such as Novartis’ Pluvicto. There are currently two FDA approved drugs and more than 66 ongoing clinical trials for drugs that require Lutetium-177.

Consensus forecasts for Novartis’ Pluvicto exceed $4 billion and the beta emitting radiopharmaceutical market is expected to exceed $15 billion per annum in the next decade(3).  The supply chain for this radioisotope has been particularly challenged with recent industry reports highlighting over two months’ treatment delay due to lack of isotope availability(4).

Based on the results of the commissioning phase of the Ytterbium-176 plant, the Company is now accelerating plans to construct Nickel-64, Gadolinium-160 and Lithium-6/7 Quantum Enrichment facilities. There is an urgent need for all these isotopes from Western-based producers.

Nickel-64 is currently used to produce Copper-64, in a cyclotron, and based on discussions with potential customers, has significant supply-side challenges.  Copper-64 is a positron and beta emitting isotope of copper, with applications for molecular radiotherapy and positron emission tomography.

Gadolinium-160 is also an emerging as a feedstock to produce Terbium-161, which appears to be a promising new theranostic radionuclide. Terbium-161 is similar to Lutetium-177 in its half-life and decay processes, which include β ̄-particles and γ-ray emission with experts believing terbium-161 may be a more effective therapy agent because of its substantial emission of conversion and Auger electrons.

Lithium-7 is currently used as an alkalizing agent for the coolant in Pressure Water Reactors (PWRs) and it is predicted that Lithium-7 will be used as part of the molten lithium fluoride in molten-salt reactors which are expected to become used in the nuclear energy industry next decade.  Western supplies of Lithium-7 are currently provided by Russia.

It is widely anticipated that Lithium-6 will be required to enable nuclear fusion power plants, which are currently in development. It is widely anticipated that nuclear fusion will be one of the cleanest forms of energy, with potential for low carbon baseload energy with no long-lived radionuclide waste. There is currently no producer of Lithium-6 in commercial quantities, yet most power plant designs need tonnage of Lithium-6 for operations.  With 93% of private fusion companies aiming to deliver a fusion prototype device during the 2030s, according to the Fusion Industry Association, this represents a key emerging supply chain for fusion nuclear power.

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The Company has proposed a secondary listing on the Johannesburg Stock Exchange (“JSE”)

In May, it was announced that the Company is proposing a secondary listing of the Company’s common stock by way of introduction on the Main Board of the Johannesburg Stock Exchange.

ASPI’s history and technology is firmly rooted in South Africa and has been developed over four years by the Company’s highly skilled South African team members.

ASPI believes that admission to trading of its shares on the JSE will be beneficial to the Company and its stakeholders as it will enhance liquidity for shareholders, diversify the Company’s shareholder base and position ASPI for growth, by providing access to another deep capital market. The Company expects strong interest and support for a JSE listing from South African institutional investors.

The listing of ASPI on the JSE is expected to be by way of introduction and to become effective later this year, subject to the necessary regulatory approvals in South Africa.

The Company entered into a number of definitive agreements with TerraPower including a loan agreement  to partially finance the construction of a proposed new HALEU production facility in South Africa.  Other agreements included short- and long-term HALEU supply agreements.

In May, the Company and certain of its subsidiaries entered into multiple definitive agreements with TerraPower, a US nuclear innovation company, related to financing support for the construction of a new uranium enrichment facility capable of producing High Assay Low-Enriched Uranium (HALEU); and the future supply of HALEU to TerraPower, as a customer.

Loan Agreement: The Loan Agreement provides conditional commitments from TerraPower to the Company through one of its wholly-owned U.S.-based subsidiaries (“Borrower”) for a multiple advance term loan to partially finance a proposed new uranium enrichment facility at Pelindaba, South Africa, which is designed to produce commercial quantities of HALEU. The Company is also in discussions with a number of financial institutions to provide additional capital for the construction of this HALEU production facility, and all such additional funding for this facility is expected to be non-dilutive to ASPI shareholders and QLE convertible noteholders.

The Company intends to construct its initial HALEU production facility at Pelindaba, subject to the receipt of all required permits and licenses to begin enrichment of uranium in South Africa. Pelindaba is South Africa’s main nuclear research center, the headquarters of Necsa (South African Nuclear Energy Corporation) and is the home of the 20MW research nuclear reactor, SAFARI-1.

The new uranium enrichment facility is designed to produce HALEU with an annual output of approximately 15 MTU of HALEU. The facility is expected to commence initial production of HALEU in 2027, subject to the receipt of all required permits and licenses to begin enrichment of uranium in South Africa, and is anticipated to create hundreds of full-time operational jobs and support thousands of additional jobs across a nationwide manufacturing supply chain.

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HALEU Supply Agreements: In addition to a loan agreement, the Company and TerraPower entered into two supply agreements for the HALEU expected to be produced at the Company’s uranium enrichment facility.

The initial core supply agreement is intended to support the supply the required first fuel cores for the initial loading of TerraPower’s Natrium project in Wyoming.

The long-term supply agreement is a 10-year supply agreement of up to a total of 150 metric tons of HALEU, commencing in 2028 through end of 2037.

During the next 30 years, global energy consumption will likely double(5). To meet 2050 climate goals, set by many governments and organizations, this must occur with a zero increase in carbon emissions.  The advanced nuclear fuels required during the next 50 years are expected to differ significantly from those used in the last 50 years. Specifically, many small modular and advanced reactors in the future are expected to require HALEU(6).

The Company believes that its enrichment technologies can be deployed in a new HALEU facility for considerably lower capital costs, and in much less time, compared to the construction of an enrichment facility using a traditional centrifuge process of HALEU production.

Some additional detail on the agreements with TerraPower can be found in the Current Report on Form 8-K filed with the SEC: Form 8K

Opportunity to look at developing uranium enrichment production facilities within the United States

The Company and TerraPower have entered into a mutual commitment to explore further opportunities to develop uranium enrichment production facilities in the United States.

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Renergen Acquisition: an agreement relating to the potential acquisition of Renergen Limited with the intention of creating a global critical materials company.

Over the last three years, the Company has been reviewing opportunities to expand its critical materials portfolio with a particular focus on the gases needed in the semiconductor industry. Once the spin out of Quantum Leap Energy has been completed, we believe that it is extremely important that the remaining ASP Isotopes business continues to be thriving, strong and relevant.

On May 20, it was announced that the Company had entered into an agreement relating to the potential acquisition of Renergen, a South African public company producing Helium and LNG. Combining our two highly complementary businesses aims to create a global leader in the production of critical and strategically important materials, including electronic gases such as helium, various fluorinated products and isotopically enriched gases. The combination of ASP Isotopes and Renergen is expected to create a vertically and horizontally integrated supply chain with significant geographic and customer overlap. Substantial synergies are expected from 2026.

The transaction is expected to be highly accretive to ASPI’s revenue, EBITDA, earnings per share and cash flow per share during 2026. The goal of the combined group is to generate over $300 million in EBITDA in 2030, which is expected to be driven by a mix of isotopes, helium and LNG sales into the South African energy market, based on management’s current estimates, expectations and assumptions regarding the execution on ASP Isotopes’ and Renergen’s businesses strategies. During 3Q 2025 we will present a roadmap of how we expect to achieve the EBITDA target so that investors can track our performance against preset milestones during the next 5 years.

Renergen has a highly unique helium asset where Helium concentrations are more than 10x the global average. The project is expected to benefit from $750 million of committed debt funding from the U.S. government's Development Finance Corporation and other lenders, to expand plant production capacity in South Africa. This non-dilutive funding is expected to result in a highly attractive IRR and return on equity which will exceed ASPI’s own internal IRR hurdles for capital projects. None of Renergen’s existing debt or future debt is expected to have any recourse to ASP Isotopes and is secured on Renergen’s assets.

The proposed transaction has received irrevocable support from over 35% of Renergen shareholders and is expected to close during the third quarter of 2025 ahead of the planned QLE spin out. We have engaged with many South African investors during the past three years and many have contacted us during the last week congratulating us on this proposed transaction, believing that we are in the process of creating an industrial gas powerhouse that will enable so many of tomorrow’s megatrends.

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Coinciding with the announcement of the proposed transaction, the Company entered into a term sheet with institutional debt investors for a potential debt financing of $30 million aggregate principal amount. The Company already benefits from a strong balance sheet but this debt facility should mean that the proposed Renergen transaction will have a neutral effect on the Company’s cash position.

For full details of the transaction, investors are advised to review the press release and relevant filings with the SEC.

Full Renergen Press Release - 20th May 2025

South Africa / US Government Partnerships on Critical Materials

South Africa currently supplies 12 critical materials to the US market; for 9 of those materials it is the main supplier to the US market. There are ongoing strong partnerships between the two counties and the recent trip by President Ramaphosa and his delegation sought to strengthen those ties. During the subsequent press conference, it was revealed that a discussion was had involving US/SA partnerships on critical materials, and specifically mentioned the ASP Isotopes/Renergen transaction as one such example.

President Trump directs reform of the Nuclear Regulatory Commission

On May 23, President Trump signed an Executive Order to reform the Nuclear Regulatory Commission (“NRC”).  This action reflects the administration’s broader strategy to modernize energy regulation, promote energy independence, and accelerate nuclear development.

This Executive Order is a transformational directive aimed at:

•	Removing red tape from nuclear licensing
•	Creating a growth-oriented NRC
•	Empowering the U.S. to quadruple its nuclear power capacity
•	Encouraging rapid development of next-generation nuclear technologies

It represents a central part of the administration’s second-term energy agenda.

White House FactSheet - Nuclear Regulatory Commission

Given our HALEU technology and strong links to the US nuclear business industry, we believe ASP Isotopes can be a real beneficiary of this new and expedited reform. We look forward to announcing additional details on our plans to enter the US market in due course.

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Announced Board Changes – ASP Isotopes Inc. and Quantum Leap Energy LLC

We have also announced a number of board changes during the last few months:-

Highly respected South African Businessman, Mr Sipho Maseko, former CEO of Telkom SA Soc Ltd and MD of Vodacom SA, joined the Board of Directors of ASP Isotopes Inc in April. Sipho has been instrumentally helpful in the growth of our Company during the last four years and it is therefore a natural development that he has joined our board as well as being a visible vote of confidence in our activities.  He has a deep understanding of business in Africa based on huge experience across multiple industries.

In preparation for the Spin Out of QLE, Dr Hendrik Strydom, PhD, has transitioned from the Board of ASP Isotopes Inc. to the Board of Managers of Quantum Leap Energy LLC.  Dr. Strydom joins the current board members of QLE which includes Paul Mann, Duncan Moore, PhD, and Prof Michael Gorley, PhD. We expect to add additional board members ahead of the QLE spin out.

As part of the proposed Renergen acquisition, Stefano Marani will become the CEO of ASP Isotopes’ Electronics and Space Division and will join the board of directors of ASP Isotopes.

I will remain the Chairman and CEO of ASP Isotopes.

ASP Isotopes Investor Access Event in South Africa in June 2025

ASP Isotopes values transparency and open communication with all stakeholders and counterparties. We already welcomed 27 investors to an Investor Access Event in January 2025 and this June we will host another large group of banking and institutional investors from around the globe. Our intention is to continue hosting regular Investor Events to give investors on-site direct access to our facilities and our senior engineering, scientific and management teams.

Once again, I would like to take this opportunity to extend my gratitude to all our shareholders and employees at ASP Isotopes. Without their hard work and dedication everything that has been achieved in the last 3 1/2 years wouldn’t be possible. Our incredible team is now over 150 highly skilled employees across 3 continents, all of whom are highly motivated to innovate new technologies that can help solve some of today’s most pressing challenges such as advanced computing, global warming, and cutting-edge healthcare solutions.

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If you would like to learn more about our Company, please visit our company website and make sure to follow us on our social media channels.

Thank you for your continuing interest and support.

Paul E. Mann

Chairman and Chief Executive Officer

(1)	Penghong Ci, Muhua Sun, Meenakshi Upadhyaya, Houfu Song, Lei Jin, Bo Sun, Matthew R. Jones, Joel W. Ager, Zlatan Aksamija, and Junqiao Wu Phys. Rev. Lett. 128, 085901 – Published 23 February 2022
(2)	Isotopically Enriched Layers for Quantum Computers Formed by 28Si Implantation and Layer Exchange, Schneider, E and England, J; ACS Appl. Mater. Interfaces 2023, 15, 17, 21609–21617
(3)	Lutetium-177 (Lu-177) Market Size, Scope And Forecast Report (marketresearchintellect.com)
(4)	Ravi et al, Clinical Implementation of 177Lu-PSMA-617 in the United States: Lessons Learned and Ongoing Challenges; J Nuc Med March 2023, 64 (3) 349-350
(5)	UK releases roadmap to quadruple nuclear energy capacity : Nuclear Policies - World Nuclear News (world-nuclear-news.org)
(6)	NEI-Letter-for-Secretary-Granholm_HALEU-2021.pdf

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About ASP Isotopes Inc.

ASP is an advanced materials company dedicated to developing technology and processes to produce isotopes in multiple industries. The Company employs proprietary technology, the Aerodynamic Separation Process (“ASP technology”), for the production, distribution, marketing, and sale of all isotopes. The Company’s initial focus is on producing and commercializing highly enriched isotopes for the healthcare and technology industries. With time, it also plans to enrich isotopes for the green energy sector. The Company has two isotope enrichment facilities in Pretoria, South Africa. The first is a facility dedicated to the enrichment of isotopes of elements with a low atomic mass (light isotopes) and will initially produce Carbon-14. The ASP plans to use the second, larger facility for the production of multiple different isotopes.

There is a growing demand for isotopes such as Silicon-28, which will enable quantum computing, and Molybdenum-100, Molybdenum-98, Zinc-68, Ytterbium-176, and Nickel-64 for new, emerging healthcare applications, as well as Chlorine-37, Lithium-6, and Uranium-235 for green energy applications. The ASP Technology (Aerodynamic Separation Process) is ideal for enriching low and heavy atomic mass molecules. For more information, please visit www.aspisotopes.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Forward-looking statements can be identified by words such as “believes,” “plans,” “anticipates,” “intends,” “expects,” “estimates,” “projects,” “will,” “may,” “might” and words of a similar nature. Examples of forward-looking statements include, among others but are not limited to, statements we make regarding: the ability to complete the proposed acquisition of Renergen and, if completed, the ability to successfully integrate the businesses and realize the anticipated benefits of the proposed acquisition of Renergen; the future of the company’s enrichment technologies as applied to uranium enrichment; the outcome of the company’s initiative to commence enrichment of uranium in South Africa and the company’s discussions with nuclear regulators; the outcome of the project contemplated with Necsa; the availability and costs of certain items including feedstock and energy; the expected value of our HALEU supply agreements; the expected need or desire for HALEU by third parties; the outcome of the transactions contemplated by the definitive agreements with TerraPower; potential receipt of additional funding and effects; the commencement of supply of isotopes to customers; the construction of additional enrichment facilities; and expected operating results, such as future revenues and prospects from the potential commercialization of isotopes, future performance under contracts, and our strategies for product development, engaging with potential customers, market position, and financial results. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results, financial condition and events may differ materially from those indicated in the forward-looking statements based upon a number of factors. Forward-looking statements are not a guarantee of future performance or developments. You are strongly cautioned that reliance on any forward-looking statements involves known and unknown risks and uncertainties. Therefore, you should not rely on any of these forward-looking statements. There are many important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements, including: the failure to obtain necessary regulatory and shareholder approvals for the proposed acquisition of Renergen; disruption from the proposed acquisition of Renergen making it more difficult to maintain business and operational relationships; significant transaction costs and unknown liabilities related to the proposed acquisition of Renergen; litigation or regulatory actions related to the proposed acquisition of Renergen; the outcomes of various strategies and projects undertaken by the Company; the potential impact of laws or government regulations or policies in South Africa, the United Kingdom or elsewhere; our reliance on the efforts of third parties; our ability to complete the proposed the construction and commissioning of our enrichment plant(s) or to commercialize isotopes using the ASP technology or the Quantum Enrichment Process; our ability to obtain regulatory approvals for the production and distribution of isotopes; the financial terms of any current and future commercial arrangements; our ability to complete certain transactions and realize anticipated benefits from acquisitions; contracts, dependence on our Intellectual Property (IP) rights, certain IP rights of third parties; and the competitive nature of our industry. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. This press release includes market and industry data and forecasts that we obtained from internal research, publicly available information and industry publications and surveys. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Unless otherwise noted, statements as to our potential market position relative to other companies are approximated and based on third-party data and internal analysis and estimates as of the date of this press release. We have not independently verified this information, and it could prove inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data-gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the information and forecasts from sources cited herein. No information in this press release should be interpreted as an indication of future success, revenues, results of operation, or stock price. All forward-looking statements herein are qualified by reference to the cautionary statements set forth herein and should not be relied upon.

Contacts

Jason Assad– Investor relations

Email: Jassad@aspisotopes.com

Telephone: 561-709-3043

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